Exhibit 10.1

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     SecureCARE
  Technologies, Inc.


April 19, 2005

Laszlo J. Meszaros
51 South Woodside
Buffalo, NY  14221

Dear Les,

         The Board of Directors of SecureCARE Technologies, Inc. met on Monday, April 18, 2005 and voted unanimously to extend an offer to you to join Dr. Richard Corlin, Alan Stamy and myself as a Director and member of the corporate Board of Directors. Your extensive accomplishments as an entrepreneur will add strength and insight to our evolving company while hopefully providing you with opportunity and reward.

         As you know, we have made considerable progress in the past year as a business enterprise, especially in evolving our products, our technology solution, and in defining and differentiating our company in the marketplace. We have broadened the depth and quality of our professional staff and we successfully raised over $2.5 million dollars in Year 2004. We currently have an open fund raising offering and we appear to be fully subscribed at close to $2 million dollars, of which $1.2 million has already come into the Company.

         To provide you with a sense of where we are today, I am enclosing a copy of the operating report that we put together for the first quarter of Year 2005. This report will give you a real sense of the significant accomplishments we have made over the past months.

         In regard to Board meeting requirements and compensation for your service on the Board, the following will apply:

         Board Meeting Schedule:

    1.) The Board holds, on average, one meeting per quarter. These meetings are held via teleconference. The meetings will be scheduled in advance in accordance with all board members' availability. In addition, from time-to-time, the Board will hold informal discussions regarding pertinent business matters that arise in the normal course of business. These informal discussions will also be held via teleconference. We are currently working on scheduling a telephonic meeting of the entire board and the senior management team in May. Neil Burley, CFO, will be contacting you regarding scheduling logistics.

    2.) The Board has a minimum of one in-person meeting per year, usually at the Austin corporate headquarters location. We anticipate holding an in-person meeting in the fall.

         Board Member Compensation:

    3.) You will become a fully voting Board member on the day that you accept this offer to join the Board. Accordingly, you will be awarded 100,000 stock options to purchase the Common Stock of SecureCARE Technologies, Inc. under the SecureCARE Technologies, Inc. 2004 Stock Option Plan. The purchase price of the stock options will be determined as the greater of $1.10 per share or the average closing market price for the three business days immediately prior to the date of your acceptance.

                                                     3001 Bee Caves rd., Ste 150
                                                                Austin, TX 78746
                                                         Toll Free: 888-660-5465
                                                         Telephone: 512-439-3900
                                                               Fax: 512-439-3901
                                                              EFax: 703-783-8407
                                                          www.securecaretech.com

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     SecureCARE
  Technologies, Inc.

         The average closing market price will be determined based on the closing price of the Common Stock, as quoted on the NASAQ Over the Counter Bulletin Board (OTCBB) under the symbol "SCUI.OB". These stock options will vest 50% on your acceptance date. The additional 50% will vest on your one-year anniversary.

    4.) Board members serve an initial one-year term and are re-elected, on an annual basis, by the shareholders, at the annual shareholder meeting. Your initial term will commence on your acceptance date (as indicated below) and continue until such time that the Company has its next annual shareholder meeting. At that meeting you will be re-elected for a full one-year term. The Company is planning to hold an annual meeting of shareholders in Year 2005 but has not established a date for the meeting.

    5.) To the extent that you incur any out-of-pocket expenses related to the execution of your duties, you will be reimbursed in full.

         Upon acceptance of your offer to join the Board, I will be forwarding you a package of additional information, including copies of board meeting minutes from the past year, a copy of the annual 10-K for Year 2004 that was filed with the SEC on April 15, 2005, copies of our Corporate By-Laws and a contacting information listing for all board members and corporate officers.

         I look forward to working with you and the other board members directly to grow the Company and create tremendous value for our market, our customers, our shareholders and employees.

         Please indicate your acceptance of the offer to join our Board by signing below and faxing a copy of the signed document to my attention at 512-439-3901.

         I am available at your convenience to discuss any questions you may have.


Most Sincerely,


/s/ ROBERT J. WOODROW
------------------------------
Robert J. Woodrow
President, Chief Executive Officer and Director

CC:  Dr. Richard Corlin, Chairman of the Board of Directors
     Allen Stamy, Director
     Younis Zubchevich, Gryphon Financial Securities Corporation
     Neil Burley, Chief Financial Officer, SecureCARE Technologies, Inc.



Accepted:

/s/ LASZLO MESZAROS                     April 25, 2005
------------------------------          ----------------
Laszlo Meszaros                         Date

                                                     3001 Bee Caves rd., Ste 150
                                                                Austin, TX 78746
                                                         Toll Free: 888-660-5465
                                                         Telephone: 512-439-3900
                                                               Fax: 512-439-3901
                                                              EFax: 703-783-8407
                                                          www.securecaretech.com

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